EXHIBIT 99.2
Investor Update
October 27, 2011

This investor update provides Spirit’s investor guidance for the fourth quarter ending December 31, 2011 and full year 2011. All data is based on preliminary estimates.

Capacity – Available Seat Miles (ASMs)	1Q11A	2Q11A	3Q11A	4Q11E	FY2011E
ASMs Year-over-Year % Change	20.9%	27.3%	10.4%	5.6%	15.4%

4Q11E

Operating Expense per ASM (CASM) (cents)
CASM	10.15	-	10.20
Less: Fuel expense per ASM (1)	4.21
CASM ex-fuel	5.94	-	5.99

Average Stage Length	885

CASM ex-fuel is estimated to be up 5.7% to 6.6% year-over-year primarily due to a 7% decrease in average stage length year-over-year.  If adjusted to Spirit’s 4Q10 stage length, CASM ex-fuel for 4Q11 would be estimated at flat to up 1%.  The Company’s average stage length is shortening because Spirit believes many of its most profitable growth opportunities in the near-term are in the shorter-haul markets which results in an average shorter stage length.

Fuel Expense per Gallon($)
Fuel cost*	$3.23
Less: Unrealized mark-to-market (gains) and losses (1)	n/a
Economic fuel cost	$3.23

Fuel gallons (thousands)	30,279

*Includes fuel taxes, and into-plane fuel cost.  Based on the jet fuel curve as of October 21, 2011 and includes fuel hedge (gains) and losses currently expected to be realized during the fourth quarter 2011.

4Q11E
Effective Tax Rate	38%

4Q11E	FY2011E Pro forma
Wtd. Average Share Count (thousands)
Basic	72,244	72,139
Diluted	72,456	72,409

Capital Expenditures & Other Working Capital Requirements ($millions)	Full Year 2011E
(millions)
Capital expenditures	$12
Pre-delivery deposits paid	$39
Pre-delivery deposits (refunded)	$(6)
Pre-paid maintenance reserves, net	$33

Fuel Hedge Positions as of October 26, 2011

Fuel Hedges	% of Est.		Average price
Period	Volume	Instrument	Put/gal	Call /gal
4Q11	48%	Jet fuel collars	$2.79	$2.99
1Q12	22%	Jet fuel collars	$2.79	$2.99

Refining Margin
Hedges	% of Est.		Average price
Period	Volume	Instrument	per gallon
4Q11	23%	Heating Oil basis swaps	$0.06

 Footnotes

(1)	Unrealized mark-to-market (gains) and losses are comprised of estimated non-cash adjustments to aircraft fuel expense.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events.  When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements.  Similarly, statements that describe the Company’s objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements.  Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order and announced new service routes and customer savings programs.  All forward-looking statements in this release are based upon information available to the Company on the date of this release.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  Forward-looking statements are subject to a number of factors that could cause the Company’s actual results to differ materially from the Company’s expectations, including the competitive environment in the airline industry; the Company’s ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company’s ability to generate non-ticket revenues; and government regulation.  Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s 10-Q filing dated July 27, 2011.